                                                                     Exhibit 2.2

                                  AMENDMENT TO
                                 LOAN AGREEMENT

     AMENDMENT, dated as of October 28, 2003, to the Loan Agreement, dated January 19, 1993 (the "Loan Agreement"), among UNIINVEST HOLDING AG, a Swiss corporation formerly known as EBC Zurich AG ("Uniinvest"), UNILENS CORP. USA, a Delaware corporation ("Unilens USA"), and UNILENS VISION INC., a British Columbia corporation ("Unilens Vision" and, together with Unilens USA, the "Unilens Companies").

                              W I T N E S S E T H:
                              - - - - - - - - - --

     WHEREAS, pursuant to the credit facility established under the Loan Agreement, Uniinvest loaned $450,000 to the Unilens Companies (the "Loans");

     WHEREAS, the Unilens Companies failed to repay the Loans as required pursuant to the Loan Agreement;

     WHEREAS, the Loans have been in default, although the Unilens Companies have continued to pay interest on the Loans as required under the Loan Agreement through September 30, 2003;

     WHEREAS, the parties now wish to amend certain of the terms of the Loan Agreement with respect to the repayment of the Loans so that the Loans are no longer in default;

     NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties agree as follows:

     1. Modification of Terms. The Loan Agreement is amended, effective immediately, as follows:

     (a) Amending Section 2.2 of the Loan Agreement, Interest shall continue to accrue and be calculated as provided in Section 2.2 of the Loan Agreement; the Unilens Companies shall calculate the interest due on a monthly basis, communicate the interest calculation to Uniinvest, and shall pay interest monthly within 5 business days after each month end.

     (b) Amending Section 2.3 of the Loan Agreement, the Unilens Companies shall pay the $450,000 principal amount of the Loans in equal quarterly installments of $25,000 each on January 20, April 20, July 20 and October 20 of each year until paid in full. The first such principal payment shall be due and payable on January 20, 2004;

     (c) Amending Section 2.4 of the Loan Agreement, the Unilens Companies shall have the right to prepay all or any portion of the unpaid principal amount of the Loans at any time, without notice and without penalty or premium, provided that all accrued and unpaid interest on the amount prepaid is paid concurrently with any such prepayment; and

     (d) Amending Section 9.1(a) of the Loan Agreement, it shall be an Event of Default under the Loan Agreement if the Unilens Companies default in payment when due of the Loan or any installment payment due or interest thereon.

In all other respects, the Loan Agreement and the related Security Agreement, dated as of January 19, 1993 between Uniinvest and Unilens USA, Security Agreement, dated as of January 7, 1993 between Uniinvest and Unilens Vision and Pledge Agreement, Agreement, dated as of January 19, 1993 between Uniinvest and Unilens Vision, Postponement Agreement of Unilens USA in favor of Uniinvest, dated January 13, 1993 and Postponement Agreement of Unilens Vision in favor of Uniinvest, dated January 13, 1993 (together, the "Related Loan Documents") shall continue unchanged and in full force and effect.

     2. Restatement of Promissory Note The Promissory Note, dated January 26, 1993, evidencing the Loans (the "Original Promissory Note") shall be amended and restated in its entirety to read as set forth in the Amended and Restated Promissory Note annexed to this Amendment as Exhibit A to reflect the amendments of the Loan Agreement provided in Section 1 of this Amendment. On execution and delivery to Uniinvest of the Amended and Restated Promissory Note by the Unilens Companies, Uniinvest shall return the Original Promissory Note marked "Cancelled and Satisfied".

     3. Payment of Interest. On or prior to the date of this Agreement, the Unilens Companies have paid to Uniinvest all interest accrued under the Original Promissory to September 30, 2003.

     4. Waiver of Default. Uniinvest waives all prior defaults and Events of Default (as defined in Section 9.1 of the Loan Agreement) of the Unilens Companies under the Loan Agreement and the Original Promissory Note and declares the Unilens Companies to be no longer be in default thereunder. The foregoing waiver shall be without prejudice to Uniinvest's rights under the Loan Agreement (as amended by this Amendment), the Amended and Restated Promissory Note and the Related Loan Documents with regard to any acts, omissions or defaults of the Unilens Companies on or after the date of this Amendment. Any failure of Uniinvest to enforce any provision of any of the documents referred to in the preceding sentence shall not be construed as a waiver of its rights under such or any other provision of any such document.

     5. Consent to Security Interest. The Unilens Companies have requested that Uniinvest consent to the creation of a security interest and lien on all of their respective assets in favor of Competitive Technologies, Inc. ("CTI") in order to settle a litigation instituted by CTI. Such security interest and lien shall be subordinate to the security interest securing the obligations of the Unilens Companies to Uniinvest under the Loan Agreement established under the Related Loan Documents. The Unilens Companies have furnished Uniinvest with a copy of the Settlement Agreement among the Unilens Companies and CTI pursuant to which CTI's security interest is being created. Uniinvest consents to the creation of such security interest and agrees that it shall promptly furnish CTI with a letter setting forth such consent.

     6. Representations and Warranties. Each of the Unilens Companies represents and warrants to Uniinvest that it has full power and authority, and has taken all corporate action necessary to authorize it, to enter into, and perform its obligations under, this Amendment and the transactions contemplated hereunder.

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

     7.   Miscellaneous.

     (a) Entire Agreement. The Loan Agreement, as amended by this Amendment, together with the Amended and Restated Promissory Note and the Related Loan Documents, set forth the entire understanding of the parties with respect to their respective subject matter, merge and supersede any prior understandings with respect to their subject matter, and shall not be modified or terminated except by a written instrument executed by Uniinvest and each of the Unilens Companies.

     (b) Successors and Assigns. This Amendment shall be binding on, enforceable against and inure to the benefit of the parties and their respective successors and permitted assigns, and nothing herein is intended to confer any right, remedy or benefit on any other person. Neither of the Unilens Companies may assign its rights or delegate its obligations hereunder without the written consent of Uniinvest.

     (c) Governing Law. This Amendment shall in all respects be governed by and construed and enforced in accordance with the laws of the Province of British Columbia and Canadian federal laws applicable in such province, without giving effect to conflicts of law principles.

     (d) Communications. All notices and other communications given hereafter under the Loan Agreement or any of the Related Loan Documents shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Fedex or a similar overnight courier to, (b) 10 days after being deposited in any United States, Canadian or Swiss post office enclosed in a postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by fax (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or fax number for such party set forth below, or to such other address or fax number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or fax number shall be effective only upon receipt.

If to Uniinvest:                          If to either Unilens Company:

UNIINVEST Holding AG                      Unilens Corp. USA.
Zurcherstrasse 32, Postfach CH-8400       10431 72nd Avenue North
Winterthur, Zurich, Switzerland           Largo, Florida 33777
Attention: Mr. Dieter Sulser              Attention: Mr. Alfred W. Vitale
Fax No.: (011) 4152-208-2344              Fax No.: (727) 545-1883

     (e) Counterparts and Construction. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile shall have the same force and effect as original signatures. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Sections and Exhibits are to the sections and exhibits of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

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

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

UNIINVEST HOLDING AG                      UNILENS CORP USA.


By      /s/ Rolf P. Erb                   By         Alfred W. Vitale
  ------------------------------------      ------------------------------------
                                                Alfred W. Vitale, President
Name:   Rolf P. Erb
     ---------------------------------
Title:  Chairman
      --------------------------------

                                          UNILENS VISION, INC.


                                          By         Alfred W. Vitale
                                            ------------------------------------
                                                Alfred W. Vitale, President

                                                                       Exhibit A

                      AMENDED AND RESTATED PROMISSORY NOTE

U.S.$450,000                                                 Largo, Florida, USA
                                                             October 28, 2003

     FOR VALUE RECEIVED, UNILENS CORP. USA, a Delaware corporation having its head office at 10431 72nd Street North, Largo, Florida, 34647-1511 and UNILENS VISION INC. (collectively the "Companies") a British Columbia corporation having an office at 920-800 West Pender Street, Vancouver, British Columbia, V6C 2V6, hereby jointly and severally promise to pay to the order of UNIINVEST HOLDING AG (the "Lender"), a Swiss corporation formerly known as EBC Zurich AG, at Zurcherstrasse 32, Postfach CH-8400 Winterthur, Zurich, Switzerland, the sum of FOUR HUNDRED AND FIFTY THOUSAND DOLLARS ($450,000) the (the "Principal Sum") in lawful money of the United States, together with interest on the Principal Sum from the date hereof before and after maturity, default and/or demand at a rate per annum equal to the Citibank Base Rate plus three percent (3%) per annum.

     The Principal Sum shall be paid in equal quarterly installments of $25,000 each on January 20, April 20, July 20 and October 20 of each year until paid in full. The first such payment shall be due and payable on January 20, 2004.

     Interest at the rate aforesaid computed from the date hereof shall be calculated and communicated to the Lender, become due and be paid monthly within 5 business days each month end for such month on so much of the Principal Sum as shall from time to time remain unpaid until the whole of the Principal Sum is paid. If the Companies fail to make any payment of interest, the Companies will pay compound interest thereon computed on the first day of each month until paid.

     For the purpose hereof "Citibank Base Rate" means the annual rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.'s base rate.

     The Companies shall have the right to prepay all or any portion of the Principal Sum at any time, without notice and without penalty or premium, provided that all accrued and unpaid interest on the amount prepaid is paid concurrently with any such prepayment.

     At the sole option of the Lender, the whole of the Principal Sum remaining unpaid together with all accrued and unpaid interest thereon shall become immediately due and payable in each of the following events:

     (a) if the Companies default in the payment of any installment of the Principal Sum or of interest hereunder;

     (b) if the Lender in good faith believes that the prospect of repayment of the remaining Principal Sum is impaired or that any collateral securing the Companies' obligations hereunder is or is about to be placed in jeopardy; or

     (c) there shall otherwise occur an Event of Default as defined in the Loan Agreement, dated January 19, 1993, among the Companies and Lender, as amended by the Amendment to Loan Agreement of even date herewith.

     The Companies each hereby waive presentment, protest, notice of protest and notice of dishonor of this Promissory Note.

     This instrument amends and restates the Promissory Note, dated January 26, 1993, of the Companies to the order of Lender.

                                          UNILENS CORP USA.


                                          By    /s/ Alfred W. Vitale
                                            ------------------------------------
                                                 Alfred W. Vitale, President

                                          UNILENS VISION, INC.


                                          By    /s/ Alfred W. Vitale
                                            ------------------------------------
                                                 Alfred W. Vitale, President